News Release

Firsthand Technology Value Fund Adopts Share Repurchase Plan

San Jose, CA, April 27, 2016 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its Board of Directors has approved a discretionary share repurchase plan (the “Plan”). Pursuant to the Plan, the Fund may purchase in the open market up to $2 million worth of its common stock.

“We do not believe that our current stock price accurately reflects the value of the companies in our portfolio,” noted Kevin Landis, CEO of the Fund. “When such a dramatic disconnect exits, we believe one of the best investments we can make is in our own stock.” Utilizing a portion of the cash the Fund has received from the recent sales of its holdings in Tapad and Mattson Technologies, the Board of Directors has authorized the repurchase of up to $2 million worth of SVVC shares in the open market.

The Plan allows the Fund to acquire its own shares at certain thresholds below its net asset value (NAV) per share, in accordance with the guidelines specified in Rule 10b-18 of the Securities Act of 1934, as amended. The intent of the Plan is to increase the NAV per share and thereby enhance shareholder value. Executing the Plan may also moderate the discount at which the Fund’s shares currently trade. Based on closing price of $7.40 per share for the Fund’s common stock as of April 26, 2016 on the Nasdaq Global Market, the Fund has been authorized to repurchase approximately 3.5% of its outstanding stock.

The Fund expects the Plan will be in effect until September 30, 2016, or until the approved dollar amount has been used to repurchase shares. There is no assurance that the Fund will purchase shares at any specific discount levels or in any specific amounts. The Fund’s repurchase activity will be disclosed in its shareholder reports for the relevant fiscal periods. There is no assurance that the market price of the Fund’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that the plan will enhance shareholder value over the long term.

News Release

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.  An investment in the Fund involves substantial risks, some of which are highlighted below.  Please see the Fund’s public filings for more information about fees, expenses and risk.  Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com